Exhibit 99.1

STRYKER PROVIDES 2017 PRELIMINARY NET SALES RESULTS

Kalamazoo, Michigan - January 9, 2018 - Stryker Corporation (NYSE:SYK) announced today that preliminary results for the fourth quarter and full year 2017 were:
Preliminary Fourth Quarter Highlights
Net sales grew 10.0% to $3.5 billion (8.7% constant currency)

Orthopaedics	8.1%	or	6.8%	constant currency
MedSurg	10.9%	or	9.8%	constant currency
Neurotechnology and Spine	11.5%	or	10.3%	constant currency
Preliminary Full Year Highlights
Net sales grew 9.9% to $12.4 billion (9.8% constant currency)

Orthopaedics	6.6%	or	6.5%	constant currency
MedSurg	13.6%	or	13.4%	constant currency
Neurotechnology and Spine	8.2%	or	8.3%	constant currency
Preliminary consolidated net sales of $3.5 billion and $12.4 billion increased 10.0% and 9.9% as reported in the fourth quarter and full year. Excluding the impact of foreign currency and acquisitions, net sales increased 8.1% and 7.1% in the fourth quarter and full year.
Based on our year-to-date performance, we expect 2017 adjusted net earnings per diluted share(a) to be toward the high end of our previously announced range of $6.45 to $6.50. The foreign currency exchange impact on net sales in the fourth quarter was positive of approximately 1.2% and nominal in the full year.
"We continued our momentum with strong organic sales growth of 8% for the fourth quarter and 7% for the full year," said Kevin A. Lobo, Chairman and Chief Executive Officer. "I would like to thank our teams for delivering these results, which were well balanced across businesses and geographies.  We are also driving innovation through R&D and acquisitions that will fuel future growth. These investments will enable us to deliver sales growth at the high end of med tech and leveraged earning gains.”
Preliminary Net Sales Analysis
Domestic net sales of $2.5 billion and $9.1 billion increased 9.3% and 10.1% as reported in the fourth quarter and full year. International net sales of $1.0 billion and $3.4 billion increased 11.7% and 9.4% as reported in the fourth quarter and full year. In constant currency, international net sales increased 7.3% and 9.0%.
Orthopaedics net sales of $1.3 billion and $4.7 billion increased 8.1% and 6.6% as reported in the fourth quarter and full year. In constant currency and excluding the impact of acquisitions, net sales increased 6.8% and 6.2%. During the fourth quarter we installed 35 Mako robots globally with 65% of systems in the field upgraded to the Mako Total Knee application. The continued Mako momentum contributed to U.S. knee sales growth of 10.5% in the fourth quarter.
MedSurg net sales of $1.6 billion and $5.6 billion increased 10.9% and 13.6% as reported in the fourth quarter and full year. In constant currency and excluding the impact of acquisitions, net sales increased 8.5% and 7.8%.
Neurotechnology and Spine net sales of $0.6 billion and $2.2 billion increased 11.5% and 8.2% as reported in the fourth quarter and full year. In constant currency and excluding the impact of acquisitions, net sales increased 10.0% and 7.6%.
2018 Outlook
With respect to the U.S. tax reform, we anticipate a modest headwind, which will be manageable within our overall financial targets. We will provide our 2018 sales and earnings guidance on January 30, 2018.
J.P. Morgan Healthcare Conference on Wednesday, January 10, 2018
Stryker will participate in the J.P. Morgan Healthcare Conference on Wednesday, January 10, 2018  at the Westin St. Francis Hotel in San Francisco, California. Kevin A. Lobo, Chairman and Chief Executive Officer, will represent the Company in a presentation scheduled for 8:00 a.m. Pacific Time.
A simultaneous webcast and replay of the Company's presentation will be available on Stryker's website at www.stryker.com.
Conference Call on Tuesday, January 30, 2018
Stryker will host a conference call on Tuesday, January 30, 2018 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2017 and provide an operational update.
To participate in the conference call dial (844) 826-0610 (domestic) or (973) 453-3249 (international) and be prepared to provide confirmation number 2788919 to the operator.

A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on the Investors page of this site.
A recording of the call will also be available from 8:00 p.m., Eastern Time, on Tuesday, January 30, 2018, until 11:59 p.m., Eastern Time, on Tuesday, February 6, 2018. To hear this recording you may dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter conference ID number 2788919.
Caution Concerning Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world's leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. Stryker is active in over 100 countries around the world. Please contact us for more information at www.stryker.com.
For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com
For media inquiries please contact:
Yin Becker, Stryker Corporation, 269-385-2600 or yin.becker@stryker.com
(a) NON-GAAP FINANCIAL MEASURES
We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; percentage sales growth in constant currency and excluding the impact of acquisitions; and adjusted net earnings per diluted share. We believe these non-GAAP measures provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.

To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure percentage sales growth in constant currency and excluding the impact of acquisitions, we remove the impact of changes in foreign currency exchange rates and such year’s acquisitions that affect the comparability and trend of sales. Percentage sales growth in constant currency and excluding the impact of acquisitions is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of such year’s acquisitions.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of our business. We are unable to present a quantitative reconciliation of our expected net earnings per diluted share to expected adjusted net earnings per diluted share without unreasonable efforts due to the inherent difficulty in predicting or estimating the impact of the Tax Cuts and Jobs Act of 2017 on our GAAP earnings.  Such impact potentially could be significant.